Exhibit 99.01

   Cepheid                     CONTACTS
   904 Caribbean Drive
   Sunnyvale, CA 94089         AT THE COMPANY:
   Telephone: 408.541.4191     --------------
   Fax: 408.541.4192           John L. Bishop             John R. Sluis
                               CEO, Cepheid               CFO, Cepheid
                               408-541-4191               408-541-4191
                               john.bishop@cepheid.com    john.sluis@cepheid.com

                               FINANCIAL RELATIONS BOARD:
                               -------------------------
                               Lasse Glassen
                               Investor/Analyst Information
                               310-854-8313
                               lglassen@financialrelationsboard.com

            CEPHEID REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

SUNNYVALE, Calif., February 22, 2007 -- Cepheid (NASDAQ: CPHD) today announced financial results for the fourth quarter and full year ended December 31, 2006.

Total product sales for the fourth quarter ended December 31, 2006 were $21.6 million. Sales results were mixed for the three markets in which the Company participates. Clinical product sales for the fourth quarter increased by 81% to $6.2 million. Industrial product sales increased by 5% to $3.8 million. The increases in the Clinical and Industrial product sales were offset by a 24% decrease in Biothreat product sales to $11.6 million. This resulted in an overall decrease in total product sales of 3% from the $22.2 million for the fourth quarter ended December 31, 2005. Total product sales for the full year of 2006 increased 2% to approximately $82.4 million from approximately $80.4 million for the full year of 2005.

Net loss for the quarter ended December 31, 2006 was approximately $8.3 million, or $0.15 per share. The fourth quarter 2006 net loss included a one time expense of $3.4 million for settlement of the Idaho patent dispute, which represented $0.06 per share, and $2.1 million of stock compensation expense, representing $0.04 per share. This is compared to a net loss of approximately $3.2 million, or $0.08 per share, for the quarter ended December 31, 2005 when stock compensation expense was not required to be included prior to the implementation of SFAS 123(R). Net loss for the full year of 2006 was $26.0 million or $0.50 per share (including stock compensation expense) compared to a net loss of $13.6 million or $0.32 per share for the same period of last year (which did not include stock compensation expense). The net loss for the full year of 2006 included the previously noted one time expense of a $3.4 million settlement of a patent matter, or $0.06 per share, as well as $7.3 million of stock compensation expense, or $0.14 per share.

Clinical product sales increased 81% to $6.2 million in the fourth quarter of 2006 from $3.4 million in the fourth quarter of 2005 and represented 29% of total product sales for the fourth quarter of 2006 as compared to 15% of total product sales for the fourth quarter of 2005. Clinical product sales increased 114% to $19.6 million for the full year of 2006 from $9.2 million for the full year of 2005 and represented 24% of total product sales as compared to 11% of total product sales for the full year of 2005.

Industrial product sales increased 5% to $3.8 million in the fourth quarter of 2006 from $3.6 million in the fourth quarter of 2005 and represented 17% of total product sales in the fourth quarter of 2006 as compared to 16% of total product sales in the fourth quarter of 2005 while Industrial product sales increased 10% to $14.8 million for the full year of 2006 from $13.4 million for the full year of 2005 and represented 18% of total product sales for the full year of 2006 as compared to 17% for the full year of 2005.

Biothreat product sales decreased by 24% to $11.6 million in the fourth quarter of 2006 from $15.2 million in the fourth quarter of 2005 and represented 54% of total product sales in the fourth quarter of 2006 as compared to 69% in the fourth quarter of 2005. Biothreat product sales decreased 17% to $48.0 million for the full year of 2006 from $57.8 million for the full year of 2005 and represented 58% of total product sales as compared to 72% of total product sales for the full year of 2005. The expected decrease in product sales in the Biothreat market was a result of the fourth quarter 2005 completion of the installation of the Biohazard Detection System (BDS) units in the United States Postal Service (USPS) processing centers and the resulting completion of additional GeneXpert(R) modules sales for the USPS BDS program. In addition, approximately $0.6 million of Anthrax cartridge sales were deferred pending the outcome of current discussions of a potential five year test cartridge purchase contract with Northrop Grumman and the USPS.

Other revenues, including contract and grant and government sponsored research revenue, increased 41% to approximately $2.0 million for the fourth quarter of 2006 as compared to $1.4 million in the fourth quarter of 2005 while other revenues increased 8% to approximately $5.0 million for the twelve months ended December 31, 2006 as compared to $4.6 million for the twelve months ended December 31, 2005. The increase in other revenues for the quarter and full year as compared to the corresponding prior year periods was due primarily to the initiation of development activities for the tuberculosis program with The Foundation for Innovative New Diagnostics (FIND) and the Avian Flu program with the Centers for Disease Control and Prevention (CDC).

The gross margin percentage on product sales for the quarter ended December 31, 2006 decreased to 42% from 43% compared to the prior year quarter. The cost of product sales for the quarters ended December 31, 2006 and 2005 included $0.1 million and $0 of stock compensation expense, respectively, resulting in one percentage point decrease on product gross margin in the fourth quarter of 2006. The gross margin percentage on product sales decreased to 41% from 43% for the full year of 2006 compared to the full year of 2005. The cost of product sales for the full years of 2006 and 2005, included $0.6 million and $0 of stock compensation expense, respectively, which had an impact of one percentage point on product gross margin percentage for the full year of 2006. Aside from the impact of stock compensation expense, the remaining decrease in gross margin for 2006 was primarily due to unfavorable product mix as compared to 2005.

"The Company continued to make good progress in expanding its Clinical product line during the fourth quarter. The Xpert(TM) MRSA test was released as a CE IVD marked product in Europe rounding out the Company's initial planned group of GeneXpert system test products for the European market. To date the Company has achieved an installed base of 136 GeneXpert systems in Europe and U.S. which include 379 individual GeneXpert modules," commented John Bishop, Cepheid's CEO.

Mr. Bishop added, "510(k) clearance was also received during the fourth quarter for the Smart(TM) GBS test on the SmartCycler(R) system. The Smart GBS test was the Company's second product to be cleared through the FDA 510(k) process and was completed in approximately 75 days."

"During the quarter, the Company also announced the receipt of Phase 1&2 funding from the CDC for development of a CLIA waived test for influenza testing on the GeneXpert system. The contract was one of four contracts awarded to companies for development of tests and systems to be used for the pandemic preparedness program."

"Driven by momentum in the third quarter, fourth quarter sales in the Industrial market outpaced the fourth quarter of 2005."

"Biothreat sales are continuing at the expected rate. As previously noted, installation of BDS units within USPS processing centers was completed during the fourth quarter of 2005. As expected, no sales of additional GeneXpert modules for the USPS program occurred in 2006. The program continues to run well with over 4.3 million tests run to-date with no false positives. As previously noted, the Company is currently in discussions with Northrop Grumman and the USPS to potentially develop a five year anthrax test cartridge purchase agreement. The potential five year agreement would initiate with the USPS 2007 fiscal year beginning October 1, 2006, resulting in the noted deferral of $0.6 million of sales revenue in the fourth quarter 2006."

2007 OUTLOOK

Commenting on Cepheid's outlook for 2007, Mr. Bishop stated:

"We expect 2007 to be a significant year of achievement for the Company. Clinically, we expect to complete the initial U.S. offering of tests for use on the GeneXpert system with the introduction of our Xpert MRSA test in mid year. A 510(k) for the Xpert MRSA product has recently been filed with the FDA. Based on progress to date, we expect to launch our Enterovirus product, Xpert EV, in the U.S. during the current quarter. Based on the strong interest we are seeing in our GeneXpert systems and both the Xpert EV and Xpert MRSA products, we expect our product sales to increase significantly in the second half of the year. These new product launches will be supported with increased marketing and promotional expenses as the rate of product adoption will have a determining impact on our timeline to profitability and positive cash flow."

"Further momentum is expected to be gained in programs for the rapid expansion of our clinical test pipeline. Our strategy is to augment our own internal development programs with key collaborative programs which are expected to significantly extend both our test menu and market reach. We are in the early stages of several important collaborations which have the potential for global impact on public safety and healthcare. Our programs for development of a rapid tuberculosis test which simultaneously identifies drug resistance with FIND and the National Institutes of Health (NIH) have the potential to bring molecular diagnostics to the most remote regions of the world, where prompt and highly accurate diagnostics are not available and are most needed. Likewise our collaboration with the CDC may offer a solution to detect and help control the unfortunate potential of an avian flu pandemic. And, subsequent to the end of 2006, we announced a collaboration with bioMerieux to develop tests for the rapid detection and differentiation of organisms causing sepsis. As these and other collaborations progress, we expect our contract revenues to double, or possibly triple, last year's contract revenues, potentially reaching the $12 to $15 million range. These programs will be supported with significant investments in research and development."

"In the Biothreat market, we expect to either complete the five year contract under mutually agreeable terms with Northrop Grumman and the USPS during the second quarter or to return to use of a year-by-year contract and the corresponding pricing matrix. The USPS anthrax test cartridge volume is expected to be approximately the same as that for 2006, which was approximately 2 million."

"We expect sales in the Industrial market to be similar to those obtained in 2006."

"Further to the programs and initiatives already noted, subsequent to the close of 2006 we completed the acquisition of Sangtec Molecular Diagnostics AB from the Nycomed-owned ALTANA Pharma AG for approximately $27 million in cash. Sangtec, based in Bromma, Sweden, develops and manufactures PCR based molecular diagnostics products. Sangtec currently has 59 employees and had revenues in 2006 of approximately $8 million."

"The acquisition of Sangtec immediately brings Cepheid three key strategic benefits. First, Sangtec currently has a relatively complete line of products for potential use in managing infections of immunocompromised patients. Second, Sangtec has a very strong R&D team experienced in developing real time PCR based products which will enable Cepheid to more expeditiously expand its clinical test product menu. Third, Sangtec has an accomplished manufacturing organization noted for its ability to produce high quality products. This will provide Cepheid with an established quality reagent manufacturing base in Europe."

"On a consolidated basis, we currently expect our 2007 total revenues to be in the range of $112 million to $120 million, with product sales to be in the range of $100 million to $105 million. We expect our 2007 net loss, not including the effect of stock compensation expense which is currently estimated at $7 million and any amortization expense arising from our recently announced acquisition, to be in the range of $8 million to $11 million or $0.14 to $0.20 per share based on expected weighted average shares outstanding of 55.6 million. We expect our 2007 net loss, when including the effect of stock compensation expense but not any amortization expense arising from our recently announced acquisition, to be in the range of $15 million to $18 million or $0.27 to $0.32 per share based on expected weighted average shares outstanding of 55.6 million. We expect our quarterly net income to show a definitive trend towards profitability in the second half of 2007 based upon successful introduction of our Xpert EV and Xpert MRSA IVD tests in the U.S. market. We expect to achieve positive operating cash flow by the end of 2007 and to be profitable for the entire year of 2008."

"As of December 31, 2006, the Company had $94.9 million in unrestricted cash and marketable securities."

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-218-4007 (domestic) or 303-262-2125 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through February 22, 2008. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through March 1, 2007; the conference ID is 11083844. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the Clinical, Industrial and Biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the Clinical market; food, agricultural, and environmental testing in the Industrial market; and identifying bio-terrorism agents in the Biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to FDA approvals, the status of government funding, timing of future product releases, future revenues and demand for certain test products, future net losses and profitability, other future operating results, potential benefits of the recent Sangtec acquisition, the status of the USPS BDS program and collaboration and product development efforts. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold; the fact that future levels of government funding are inherently uncertain; unforeseen development and manufacturing problems; the need for additional licenses for new tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; our success in increasing direct sales; the performance and market acceptance of new products; sufficient customer demand for new products; the Company's reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; unforeseen issues relating to integration of acquisitions, including the operations and product lines of the acquired businesses; the ability of Cepheid to retain and motivate key employees of acquired businesses, particularly research and development personnel; incurrence of unexpected liabilities in connection with acquisitions; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

                          (FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID

            CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                     THREE MONTHS ENDED              YEAR ENDED
                                                        DECEMBER 31,                DECEMBER 31,
                                                  ------------------------    ------------------------
                                                     2006          2005          2006          2005
                                                  ----------    ----------    ----------    ----------
Revenues:
  Instrument sales                                $    6,882    $    6,342    $   22,737    $   28,263
  Reagent and disposable sales                        14,721        15,905        59,666        52,177
                                                  ----------    ----------    ----------    ----------
    Total product sales                               21,603        22,247        82,403        80,440
  Contract revenues                                    1,638           850         3,913         3,062
  Grant and government sponsored research
   revenue                                               341           551         1,036         1,508
                                                  ----------    ----------    ----------    ----------
Total revenues                                        23,582        23,648        87,352        85,010
                                                  ----------    ----------    ----------    ----------
Costs and operating expenses:
  Cost of product sales                               12,443        12,614        48,800        46,232
  Collaboration profit sharing                         3,507         4,371        14,974        14,483
  Research and development                             6,682         5,164        23,886        18,961
  In-process research and development                      -             -           139             -
  Selling, general and administrative                  7,257         4,791        26,470        18,901
  Expense for patent related matter                    3,350             -         3,350             -
                                                  ----------    ----------    ----------    ----------
    Total costs and operating expenses                33,239        26,940       117,619        98,577
                                                  ----------    ----------    ----------    ----------
Loss from operations                                  (9,657)       (3,292)      (30,267)      (13,567)
Other income (expense), net                            1,356            53         4,282           (27)
                                                  ----------    ----------    ----------    ----------
Net loss                                          $   (8,301)   $   (3,239)   $  (25,985)   $  (13,594)
                                                  ==========    ==========    ==========    ==========
Basic and diluted net loss per share              $    (0.15)   $    (0.08)   $    (0.50)   $    (0.32)
                                                  ==========    ==========    ==========    ==========
Shares used in computing basic and
 diluted net loss per share                           54,930        42,684        52,325        42,494

                                     CEPHEID

                 CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                                 (in thousands)

                                                                DECEMBER 31,
                                                          ------------------------
                                                             2006          2005
                                                          ----------    ----------
                        ASSETS
Current assets:
  Cash and cash equivalents                               $   17,186    $   16,072
  Marketable securities                                       77,750        21,150
  Accounts receivable                                         15,246        13,976
  Inventory                                                   10,240         7,989
  Prepaid expenses and other current assets                    1,390           583
                                                          ----------    ----------
Total current assets                                         121,812        59,770
Property and equipment, net                                   14,097        13,000
Restricted cash                                                  661           661
Other non-current assets                                         666             -
Intangible assets, net                                        30,425        29,757
                                                          ----------    ----------
Total assets                                              $  167,661    $  103,188
                                                          ==========    ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $    8,977    $    9,293
  Accrued compensation                                         3,319         3,191
  Accrued royalties                                            3,516         3,115
  Accrued collaboration profit sharing                         3,497         4,371
  Accrued other liabilities                                    4,107         2,441
  Accrued expense for patent-related matter                    3,350             -
  Current portion of deferred revenue                          3,913         2,963
  Current portion of license fees payable                        447         8,538
  Current portion of equipment financing                         313         2,297
  Current portion of note payable                                 11             -
  Line of credit                                                   -         4,000
                                                          ----------    ----------
Total current liabilities                                     31,450        40,209
Long-term portion of deferred revenue                          2,663         4,402
Long-term portion of license fees payable                          -           387
Long-term portion of equipment financing                           3         2,052
Long-term portion of note payable                                 41             -
Deferred rent                                                    798           735
                                                          ----------    ----------
Total liabilities                                             34,955        47,785
                                                          ----------    ----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock                                                  -             -
  Common stock                                               251,132       155,347
  Additional paid-in capital                                  15,065         7,518
  Accumulated other comprehensive income (loss)                   (5)           39
  Accumulated deficit                                       (133,486)     (107,501)
                                                          ----------    ----------
Total shareholders' equity                                   132,706        55,403
                                                          ----------    ----------
Total liabilities and shareholders' equity                $  167,661    $  103,188
                                                          ==========    ==========